Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-73404 on Form N-1A of our reports dated May 27, 2025, relating to the financial statements and financial highlights of Active M Emerging Markets Equity Fund, Active M International Equity Fund, Arizona Tax-Exempt Fund, Bond Index Fund, California Intermediate Tax-Exempt Fund, California Tax-Exempt Fund, Core Bond Fund, Emerging Markets Equity Index Fund, Fixed Income Fund, Global Real Estate Index Fund, Global Tactical Asset Allocation Fund, High Yield Fixed Income Fund, Income Equity Fund, Intermediate Tax-Exempt Fund, International Equity Fund, International Equity Index Fund, Large Cap Core Fund, Large Cap Value Fund, Limited Term Tax-Exempt Fund, Limited Term U.S. Government Fund, Mid Cap Index Fund, Multi-Manager Global Listed Infrastructure Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund, Short Bond Fund, Small Cap Core Fund, Small Cap Index Fund, Small Cap Value Fund, Stock Index Fund, Tax-Exempt Fund, Tax-Advantaged Ultra-Short Fixed Income Fund, Ultra-Short Fixed Income Fund, U.S. Government Fund, U.S. Government Money Market Fund, U.S. Government Select Money Market Fund, U.S. Quality ESG Fund, and World Selection Index Fund (formerly known as the Global Sustainability Index Fund), each a series of Northern Funds, appearing in Form N-CSR of Northern Funds for the year ended March 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and on page 1 or 2 and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 25, 2025